Exhibit 99.1

Robust Steady State Cash Flow Generation

Steady state free cash flow ("SSFCF") is intended to represent the financial productivity of the revenue generated from the portfolio of accounts over their lifecycle

($ in Millions)		For The Quarter Ended March 31, 2015
LQA Pre-SAC Adjusted EBITDA (1)		**$371.2**
Steady State RMR Purchases		
Total Portfolio Average RMR for the 4th Quarter		$44.6
Lifecycle RMR Attrition Rate (2)	x	11.75%
Dealer Creation Cost Multiple (3)	x	35.0x
Steady State RMR Purchases		**$183.6**
Annualized Maintenance Capital Expenditures (4)		$1.5
Steady State Free Cash Flow (5)		**$186.1**
% of LQA Pre-SAC Revenue		*33.7%*

- In a steady state scenario, Monitronics would generate higher margins due to lower expensed acquisition costs and reduced customer acquisition multiples (given lower volumes), neither of which have been included in the above analysis

(1) Pre-SAC Adjusted EBITDA for the quarter ended March 31, 2015 annualized; see Appendix for a definition and discussion of Pre-SAC Adjusted EBITDA
(2) Estimated annual RMR attrition over the life of our accounts of 11.0% – 12.5%. The Company's RMR attrition rate has generally been lower than unit attrition due to net rate changes being positive
(3) Long-run average creation cost multiple of 34x – 36x
(4) Annualized maintenance capital expenditures represents estimated capital expenditures required to maintain steady-state customer base
(5) See Appendix for a definition and discussion of Pre-SAC Adjusted EBITDA and Steady State Free Cash Flow

ASCENT CAPITAL GROUP INC
May 2015
Monitronics.

Monitronics
Non-GAAP Measures and Reconciliations

($ in Thousands)	For the Quarter Ended March 31,		For the Twelve Months Ended December 31,			
	2015	2014	2014	2013	2012	2011
	Actual	Actual	Actual	Actual	Actual	Actual
Net Income (Loss)	($8,334)	($7,851)	($29,717)	($16,687)	($16,776)	($6,759)
Amortization of subscriber accounts, dealer network and other intangible assets	63,141	61,780	253,403	208,760	163,468	159,619
Depreciation	2,297	2,383	9,019	7,327	5,286	4,704
Stock-based compensation expense	374	414	2,068	1,779	1,384	393
Restructuring charges	-	547	952	1,111	-	-
Radio Conversion Program costs (a)	523	-	1,113	-	-	-
LiveWatch acquisition related costs	946	-	-	-	-	-
LiveWatch acquisition contingent bonus charges	519	-	-	-	-	-
Security Networks acquisition related costs	-	-	-	2,470	-	-
Security Networks integration related costs	-	1,059	2,182	1,264	-	-
Realized/unrealized loss on derivative instruments	-	-	-	-	2,044	10,601
Refinancing costs	-	-	-	-	6,245	-
Interest expense	30,240	29,344	119,607	96,145	71,405	42,698
Income tax expense	1,961	1,599	3,600	3,081	2,619	2,564
Adjusted EBITDA	$91,667	$89,275	$362,227	$305,250	$235,675	$213,820
LiveWatch SAC, net of related revenue	1,136	-	-	-	-	-
Pre-SAC Adjusted EBITDA	$92,803	$89,275	$362,227	$305,250	$235,675	$213,820
Net revenue, as reported	$138,416	$132,864	$539,449	$451,033	$344,953	$311,898
LiveWatch revenue related to SAC	(496)	-	-	-	-	-
Pre-SAC revenue	$137,920	$132,864	$539,449	$451,033	$344,953	$311,898
Pre-SAC Adjusted EBITDA Margin	*67.3%*	*67.2%*	*67.1%*	*67.7%*	*68.3%*	*68.6%*

Monitronics generally defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization (including the amortization of subscriber accounts, dealer network and other intangible assets) and other non-cash or non-recurring charges such as acquisition related professional fees, restructuring charges and stock-based compensation. Monitronics generally defines Pre-SAC Adjusted as Adjusted EBITDA before the net impact of certain revenue and expenses associated with subscriber acquisition (subscriber acquisition costs, or "SAC"). Adjusted EBITDA and Pre-SAC Adjusted EBITDA do not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income or loss and is indicative neither of Monitronics' results of operations nor of cash flows available to fund all of its cash needs. They are, however, measurements Monitronics believes are useful to investors to evaluate its operating performance. Adjusted EBITDA and Pre-SAC Adjusted EBITDA are also measures that Monitronics believes are customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and are one of the financial measures, subject to adjustments, by which Monitronics' covenants are calculated under the agreements governing its debt obligations.

LiveWatch is a direct-to-consumer business, and as such recognizes certain revenue and expenses associated with SAC. This is in contrast to Monitronics, which capitalizes payments to dealers to acquire accounts. Because Pre-SAC Adjusted EBITDA accounts for the different treatment for LiveWatch, the Company believes that it is a meaningful measure of Monitronics' financial performance in servicing its customer base.

Monitronics also believes the measurement, Steady State Free Cash Flow, is useful to investors to understand its financial performance before the impact of expenditures for new subscribers to grow its business. Monitronics defines Steady State Free Cash Flow as Pre-SAC Adjusted EBITDA less (i) capital expenditures necessary to maintain its existing infrastructure and (ii) the cost to replace attrited accounts.

Source: Company filings

(a) Monitronics Adjusted EBITDA reported for the twelve months ended December 31, 2014 has been adjusted to exclude Radio Conversion Program costs of $441,000 and $360,000 for the three months ended June 30, 2014 and September 30, 2014, respectively. These adjustments will be reflected in future filings. No costs associated with the Radio Conversion Program were incurred prior to 2014.

ASCENT CAPITAL GROUP INC

May 2015

Monitronics.